UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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INDEPENDENT BANK CORP.
(Name of Registrant as Specified In Its Charter)

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Beginning on May 5, 2014, Independent Bank Corp. provided the following letter to certain shareholders:

May 5, 2014

Re: Supplemental Information for May 15, 2014 Annual Shareholders Meeting
Vote FOR Proposal 4 - Advisory Vote on Executive Compensation ("Say-on-Pay")

Dear Fellow Independent Bank Corp. Shareholder:

Please consider the following information, in addition to the information in our Proxy Statement, and vote FOR our Say-on-Pay proposal as unanimously recommended by our Board of Directors:

As disclosed in our Proxy Statement and other previous SEC filings, last September we increased the number of SEC executive officers from seven to nine to create more senior management capacity and assist with the gradual transition of one colleague to retirement. Our talent development efforts allowed us to promote from within. Four of our nine current SEC executive officers were involved: Denis K. Sheahan, an existing executive officer, was promoted from CFO to COO; Robert D. Cozzone became an executive officer when he was promoted to be our CFO; Barry H. Jensen became an executive officer when he was appointed our Chief Information Officer; Edward F. Jankowski, an existing executive officer, transferred some of his responsibilities to Mr. Jensen in connection with Mr. Jankowski's gradual transition to retirement. In connection with these changes our Board unanimously voted to: amend existing employment agreements with Mr. Sheahan and Mr. Jankowski to reflect their new roles; and, approved the signing of new employment agreements with Mr. Cozzone and Mr. Jensen. The change of control provisions for both the amended and new employment agreements were identical to the provisions of our other executive employment agreements.
Institutional Shareholder Services Inc. recently issued a report which recommended a vote AGAINST Say-on-Pay primarily because one clause in the change of control provisions of the two amended employment agreements with Mr. Sheahan and Mr. Jankowski and the new employment agreement with Mr. Cozzone, a clause which ISS characterizes as a modified single trigger provision, was not deleted. The clause in question entitles an employee to receive specified payments, subject to the limits of Section 280G of the Internal Revenue Code, if he resigns for any reason during the thirty-day period immediately following the first anniversary of a change of control.
We do not agree with ISS because:

•	It was important to maintain uniformity in the change of control provisions of all our executive employment agreements, the majority of which were not changing; and,

•	The clause, which is part of a double trigger change of control provision, appropriately balances the interests of our company and its shareholders with those of the employee.

The change of control provisions of all our executive employment agreements are identical and entitle an employee to receive specified payments if: s/he is terminated following a change of control for any reason other than cause, death, or disability; or, in the clause which ISS finds objectionable, if s/he resigns for any reason during the thirty day period immediately following the first anniversary of the change of control.
Both change of control payment alternatives are double trigger, in that they require two independent events to occur, namely: (1) a change of control followed by (2) either an involuntary termination or a voluntary resignation within the thirty day window following the first anniversary of the change of control. As executives are commonly terminated when a change in control occurs, the voluntary resignation clause would only be a factor when an acquirer wishes to retain an executive following a change of control.

It was important to maintain parity among the change of control provisions in all our employment agreements so as to keep our executives aligned and on the same contractual footing. Given that the management changes resulted from internal promotion and not external recruitment, it would not have been practical to delete the voluntary resignation clause from: the amended employment agreements for Mr. Sheahan and Mr. Jankowski, which would have amounted to removing a contractual right they had each possessed for over ten years while they were revising their management responsibilities; and, from the new employment agreements with Mr. Cozzone and Mr. Jensen, who were promoted from within, because it would have denied each of them a contractual right possessed by the rest of their colleagues.

The voluntary resignation clause, which enables an acquirer to retain a key executive so long as the executive’s compensation and responsibilities are unchanged, strikes a balance between the interests of our company and its shareholders and the executive:

•	If an acquisition were to occur, our company is able to deliver our business and a key executive manager to the acquirer;

•	The acquirer may retain a key executive to run the business for at least one year; and,

•
The retained executive ostensibly has the same job and compensation, but overall employment circumstances, from the retained executive’s perspective, may be less than optimal. Two things are certain: the executive is now working for a different owner and the executive did not receive a lump sum change of control payment. The voluntary resignation clause requires the retained executive to be patient for one, full year following the change of control before taking any action. The voluntary resignation clause thus gives the retained executive a transitional year to settle-in and negotiate new employment terms with the acquirer or, if the employment situation is indeed less than optimal and/or a satisfactory employment arrangement cannot be mutually agreed upon, to resign and receive a change in control payment.

Deleting the voluntary resignation clause would eviscerate much of the protection the employment agreement affords the retained executive, and would potentially place the executive at the mercy of the acquirer when negotiating the terms and conditions of future employment. As the voluntary resignation clause would only likely come into play following a shareholder-approved change of control, it seems a very remote possibility that the clause creates any significant concern for our current shareholders.
We therefore ask that you vote FOR our “Say-on-Pay” proposal to show your support for our executive compensation program. Even if you have already voted, you can change your vote at any time before the Annual Meeting. If you have any questions or require assistance in voting your shares or changing your vote, please contact our proxy solicitation agent, Georgeson, Inc., toll free at 800-248-7690.

Your vote is important to us. We appreciate and thank you for your support.

Yours truly,

Edward H. Seksay
General Counsel